Exhibit 3.1
CERTFICIATE OF AMENDMENT TO THE BY-LAWS
OF VF CORPORATION
I, Candace S. Cummings, Vice President — Administration, General Counsel and Secretary of VF Corporation, a Pennsylvania corporation (the “Corporation”), hereby certify that the following resolutions were adopted by the Board of Directors effective as of April 25, 2006:
RESOLVED: That Section 2 of Article II of the By-Laws of VF Corporation which reads as follows:
     “Section 2. Qualifications. Directors shall be natural persons of full age but need not be residents of the Commonwealth of Pennsylvania or shareholders in the Corporation. A director may also be a salaried officer or employee of the Corporation. No person shall be eligible to be elected a director of the Corporation for a period extending beyond the Annual Meeting of Shareholders immediately following his attaining the age of 70 years. If any person elected as a director shall within 30 days after notice of his election fail to accept such office, either in writing or by attending a meeting of the Board of Directors, the Board of Directors may declare his office vacant.”
be and hereby is amended to read as follows:
     “Section 2. Qualifications. Directors shall be natural persons of full age but need not be residents of the Commonwealth of Pennsylvania or shareholders in the Corporation. A director may also be a salaried officer or employee of the Corporation. No person shall be eligible to be elected a director of the Corporation for a period extending beyond the Annual Meeting of Shareholders immediately following his attaining the age of 72 years. If any person elected as a director shall within 30 days after notice of his election fail to accept such office, either in writing or by attending a meeting of the Board of Directors, the Board of Directors may declare his office vacant.”
and be it

     RESOLVED: That Section 3 of Article II of the By-Laws of VF Corporation which reads as follows:
     “Section 3. Number, Classification, and Term of Office. The number of directors of the Corporation shall be not less than six and may consist of such larger number as may be determined from time to time by the Board of Directors. The Board of Directors shall be divided into three classes, each class of which shall be as nearly equal in number as possible, the term of office of at least one class shall expire in each year, and the members of a class shall not be elected for a shorter period than one year, or for a longer period than three years. One-third (or the nearest approximation thereto) of the number of the Board of Directors, determined as aforesaid, shall be elected at each Annual Meeting of the shareholders for terms to expire at the third subsequent meeting of shareholders at which directors are elected. Each director shall hold office for the term for which he is elected and until his successor shall have been elected and qualified, subject to earlier termination as herein provided.”
be and hereby is amended to read as follows:
     “Section 3. Number, Classification, and Term of Office. The number of directors of the Corporation shall be not less than six and may consist of such larger number as may be determined from time to time by the Board of Directors. The Board of Directors shall be divided into three classes, each class of which shall be as nearly equal in number as possible, the term of office of at least one class shall expire in each year, and the members of a class shall not be elected for a shorter period than one year, or for a longer period than three years. One-third (or the nearest approximation thereto) of the number of the Board of Directors, determined as aforesaid, shall be elected at each Annual Meeting of the shareholders for terms to expire no later than the third subsequent meeting of shareholders at which directors are elected. Each director shall hold office for the term for which he is elected and until his successor shall have been elected and qualified, subject to earlier termination as herein provided.”

and be it
     FURTHER RESOLVED: That Section 7 of Article V of the By-Laws of VF Corporation which reads as follows:
     “Section 7. The Chairman of the Board of Directors. The Chairman of the Board of Directors shall serve as Chairman of the Executive Committee, subject, however, to the control of the Board of Directors. He shall, if present thereat, preside as Chairman at all meetings of the shareholders and of the directors. He shall be, ex officio, a member of all standing committees of the Board of Directors except the Audit, Nominating and Organization and Compensation Committees. He shall have such other powers and perform such further duties as may be assigned to him by the Board of Directors.”
be and hereby is amended to read as follows:
     “Section 7. The Chairman of the Board of Directors. The Chairman of the Board of Directors shall be the chief executive officer of the Corporation and shall have general supervision over the business and operations of the Corporation, subject, however, to the control of the Board of Directors. The Chairman of the Board of Directors shall serve as Chairman of the Executive Committee, subject, however, to the control of the Board of Directors. He shall, if present thereat, preside as Chairman at all meetings of the shareholders and of the directors. He shall be, ex officio, a member of all standing committees of the Board of Directors except the Audit, Nominating and Governance and Compensation Committees. He shall have such other powers and perform such further duties as may be assigned to him by the Board of Directors.”
and be it

     FURTHER RESOLVED: That Section 8 of Article V of the By-Laws of VF Corporation which reads as follows:
     “Section 8. The President. The President shall be the chief executive officer of the Corporation and shall have general supervision over the business and operations of the Corporation, subject, however, to the control of the Board of Directors. He shall be, ex officio, a member of all standing committees of the Board of Directors except the Audit, Nominating and Organization and Compensation Committees.”
be and hereby is amended to read as follows:
     “Section 8. The President. The President shall be the chief operating officer of the Corporation and sign, execute and acknowledge, in the name of the Corporation, deeds, mortgages, bonds, contracts, and other instruments authorized by the Board of Directors, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these By-Laws to some other officer or agent of the Corporation; and in general, he shall perform duties incident to the office of President, and such other duties as from time to time may be assigned to him by the Board of Directors or by the Chairman.”
IN WITNESS WHEREOF, I hereunto set my hand as of April 25, 2006.
/s/ Candace S. Cummings
Candace S. Cummings
Vice President — Administration,
General Counsel and Secretary